Exhibit 99.1
January 5, 2006

FOR IMMEDIATE RELEASE:


CONTACT:
   Alan C. Bergold, President
   HIA, Inc.
   1105 West 122nd Avenue
   Westminster, Colorado 80234
   (303) 350-3282

    HIA, Inc. Sets Meeting Date and Effective Date for Reverse Stock Split

WESTMINSTER, COLORADO - HIA, Inc. (OTCBB: HIAI) today announced that its Board of Directors has called a special meeting of the shareholders of HIA to be held on February 13, 2006 at 8:00 a.m., Mountain Time, for the purpose of approving the previously announced 1 for 45,000 reverse stock split and the payment of cash in lieu of fractional shares at the rate of $0.60 per pre split share. Shareholders of record as of the close of business on January 17, 2006 will be entitled to receive notice and to vote at the special meeting.

HIA anticipates that the reverse stock split will be effective after the close of trading on February 13, 2006. Each holder of record at the close of business on the effective date will be entitled to receive, upon surrender of the certificate or certificates representing his or her shares of common stock prior to the reverse split, cash at the rate of $0.60 per pre-split share and/or a new certificate representing the number of shares of which he or she is the record owner after giving effect to the reverse split.

HIA has appointed its transfer agent, Computershare Trust Company, as exchange agent for the surrender of certificates in connection with the reverse split. After the reverse split becomes effective, Computershare will provide each shareholder with a letter of transmittal for use in exchanging old stock certificates for cash or certificates representing the shares of common stock that will be held by the shareholder after giving effect to the reverse split.

This press release is only a description of the proposed reverse split transaction and is not a solicitation of a proxy or an offer to acquire any shares of HIA's common stock. HIA has filed a preliminary information statement and a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC outlining the transaction. All shareholders are advised to read the definitive information statement and Schedule 13E-3 carefully when the documents are available, because they will contain important information about the special meeting and the proposed reverse split transaction, including information about the directors and principal executive officers of HIA, their interests in the transaction, and related matters. Shareholders may obtain a free copy of the information statement and Schedule 13E-3 at the SEC's web site at www.sec.gov. HIA will also mail a copy of the definitive information statement prior to the special meeting to its shareholders entitled to vote at the special meeting.